Exhibit 99.1

People’s Bancorp Announces Reappointment of

Mr. Donald L. Hawke to Board of Directors

(CINCINNATI, OHIO) – June 20, 2008: Peoples Community Bancorp, Inc. (the “Company”) (Nasdaq Global Market: PCBI) a Maryland corporation doing business primarily through its wholly-owned banking subsidiary, Peoples Community Bank (the “Bank”), announced Mr. Donald L. Hawke has been reappointed to serve on the board of directors. He will join the board of directors as a member of the class of directors whose terms expire in 2010.

On June 16, 2008, the Company received notification from the Nasdaq Listings Qualifications Department (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq’s independent director requirement as set forth in Marketplace Rule 4350 due to the expiration of Mr. Hawke’s term as a director at the Company’s annual meeting held on May 28, 2008.

Based upon Mr. Hawke’s reappointment to serve on the board of directors, Nasdaq confirmed in a letter dated June 19, 2008 that the Company was now in compliance with all Nasdaq Marketplace Rules.

Regulatory Filings

The Company’s periodic reports as filed with the SEC can be accessed at www.pcbionline.com and on the EDGAR section of the SEC’s website at www.sec.gov.

About Peoples

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank, a federally chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets. The Bank continues to exceed all applicable regulatory capital requirements and continues to be well capitalized under the regulatory framework for prompt corrective action.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company and its subsidiaries. These statements and the Company’s reported results herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be those anticipated by the Company. Actual developments and/or results may differ significantly and adversely from historical results and those anticipated by the Company for the fiscal year ending December 31, 2008 as a result of various factors which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and its reports on Form 8-K and other documents filed by the Company with the SEC from time to time. The Company does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.